Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

W&T OFFSHORE, INC.

In accordance with Sections 3.053 and 21.364 of the Texas Business Organizations Code, W&T Offshore, Inc., a Texas corporation (the “Corporation”), adopts the following Certificate of Amendment to its Amended and Restated Articles of Incorporation, as previously amended by that certain Certificate of Amendment, dated June 24, 2011, and that certain Certificate of Amendment, dated May 15, 2012 (the “Amended and Restated Articles of Incorporation”).

ARTICLE I

The name of the Corporation is W&T Offshore, Inc.

ARTICLE II

The first paragraph of ARTICLE IV of the Corporation’s Amended and Restated Articles of Incorporation is amended and restated in its entirety as follows:

The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 220,000,000 shares, of which two hundred million (200,000,000) shares shall be designated as Common Stock, par value $0.00001 per share, and twenty million (20,000,000) shares shall be designated as Preferred Stock, par value $0.00001 per share.

ARTICLE III

The amendments and additions to the corporation’s Amended and Restated Articles of Incorporation set forth in this Certificate of Amendment to Amended and Restated Articles of Incorporation have been approved in the manner required by the Texas Business Organizations Code and the constituent documents of the Corporation.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned officer of the corporation has hereunto set his hand this 6th day of September, 2016.

W&T OFFSHORE, INC.

By:	/s/ Thomas F. Getten
Name:	Thomas F. Getten
Title:	Vice President, General Counsel and Secretary

Signature Page to

Certificate of Amendment to

Amended and Restated Articles of Incorporation of

W&T Offshore, Inc.